SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 2, 2007
LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)
(415) 501-6000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On October 4, 2007, Levi Strauss & Co. (the “Company”) announced that Patricia House, a member of the Board of Directors of the Company and a member of the Board’s Human Resources Committee and Nominating and Governance Committee, elected to retire from the Board, effective at the end of this year.
     (d) On October 2, 2007, the Board of Directors elected Vanessa Castagna and Stephen Neal as new members of the Board. Both Ms. Castagna and Mr. Neal will be compensated on the same terms as the other non-employee directors of the Company.
     Ms. Castagna was previously the executive chairwoman of the board and an employee of Mervyns LLC, a position she left in February 2007. The Company had net sales to Mervyns in the amount of approximately $144,000,000 from the beginning of fiscal 2006 through the first quarter of 2007, after which Ms. Castagna was no longer an employee of Mervyns.
     Mr. Neal is the chairman and chief executive officer of the law firm Cooley Godward Kronish LLP. The firm provided legal services to the Company and to the Human Resources Committee of the Company’s Board of Directors, for which the Company paid fees of approximately $558,000 since the beginning of fiscal 2006.
     A copy of the press release announcing Ms. House’s retirement and the election of Ms. Castagna and Mr. Neal is attached as Exhibit 99.1 hereto.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press release, dated October 4, 2007, announcing the retirement of Pat House as a director and the election of Vanessa Castagna and Stephen Neal to the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: October 9, 2007	By:	/s/ Heidi L. Manes

	Name:	Heidi L. Manes
	Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated October 4, 2007, announcing the retirement of Pat House as a director and the election of Vanessa Castagna and Stephen Neal to the Board.